Exhibit 4.1

COMMON STOCK PURCHASE WARRANT
NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.
ROYALE ENERGY, INC.
COMMON STOCK WARRANT
Warrant Shares: 4,000,000	Issue Date: ________, 2018
Series H Warrant No.: H-1
THIS CERTIFIES THAT, for value received, [________] or its assigns (the “Holder”) is entitled to purchase, and Royale Energy, Inc., a Delaware corporation (the “Company”), promises and agrees to sell and issue to the Holder, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the “Issue Date” listed above, and on or prior to the close of business on the five (5) year anniversary of the Issue Date (the “Termination Date”) but not thereafter,up to 4,000,000 shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, at the “Exercise Price.” The initial Exercise Price of one share of Common Stock under this Warrant shall be $0.01, subject to adjustment as provided herein.
1.          Definitions of Certain Terms.  In addition to the terms defined elsewhere in this Warrant, the following terms have the following meanings:
(a)          “Business Day” means a day on which banks are open for business in the city of San Diego, California.
(b)          “Commission” means the U.S. Securities and Exchange Commission.
(c)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(d)          “Issue Date” means ____________, 2018
(e)          “Subscription Agreement” means that certain Subscription and Contribution Agreement, dated as of the Issue Date, between the Company, Royale Energy Funds, Inc., Matrix Oil Management Corporation, and CIC RMX LP, dated as of the Issue Date.

(f)          “Securities” means the Shares, the Warrants and the Warrant Shares.
(g)          “Securities Act” means the Securities Act of 1933, as amended.
(h)          “Termination Date” has the meaning ascribed to such term in the first paragraph of this Warrant.
(i)          “Trading Day” means a day on which the principal Trading Market is open for trading.
(j)          “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the OTC QB Market, the OTC QX Market, the NYSE MKT, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).
(k)          “Warrant” means this warrant and any warrant or warrants hereafter issued as a consequence of the exercise or transfer of this warrant in whole or in part.
2.          Exercise of Warrant.
(a)          Manner of Exercise.  Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Issue Date and on or before the Termination Date by delivery to the Company no less than one (1) trading day prior to the date upon which the exercise is to take effect.  Said notice shall be made pursuant to the notice provisions in the Purchase Agreement (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed copy by e-mail attachment of the Notice of Exercise in the form annexed hereto as Exhibit A and within three (3) Trading Days of the date that said Notice of Exercise is delivered to the Company, the Company shall have received payment of the aggregate Exercise Price of the shares of Common Stock thereby purchased by wire transfer or cashier’s check drawn on a United States bank or, if available, pursuant to the cashless exercise procedure specified in Section 2(b) below. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)          Cashless Exercise. Notwithstanding the provisions of Section 2(a) above (requiring payment by wire transfer), the Company agrees that, at any time on or after the Issue Date, the Holder shall have the right at such time to exercise this Warrant in full or in part on a cashless basis, computed using the following formula:
X = Y (A – B)
        A
Where:

X =          the number of Warrant Shares to be issued to the Holder pursuant to this cashless exercise;

Y =          the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise;

A =         the Fair Market Value (as defined below) of one Warrant Share at the time the cashless exercise election is made; and

B =          the Exercise Price then in effect at the time of such exercise.

The term “Fair Market Value” shall mean, on any given day: (A) if the class of Warrant Shares is exchange-traded, the average of the closing sales prices per share of the class of Warrant Shares for the trading day prior to the applicable date of determination of Fair Market Value; or (B) if the class of Warrant Shares is not listed or admitted to trading on any securities exchange but is regularly traded in any over-the-counter market, then the average of the bid and ask prices per share of the class of Warrant Shares for trading day prior to the applicable date of determination of Fair Market Value; or (C) if the class of Warrant Shares is not traded as described in clauses (A) or (B), then the per share fair market value of the class of Warrant Shares as determined in good faith by the Company’s Board of Directors.
(c)          Delivery of Certificates.  Subject to the provisions below, upon receipt of the Notice of Exercise, the Company shall immediately instruct its transfer agent to prepare certificates for the Warrant Shares to be received by the Holder upon such exercise. The Company shall, at its own cost and expense, cause the transfer agent to deliver such certificates to the Holder (or to such other nominee as may be designated by the Holder) within three Business Days following the Date of Exercise (the “Delivery Period”). The Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised as of the Date of Exercise, irrespective of the date such certificates are actually delivered by the transfer agent to the Holder or are credited to the Holder’s Depository Trust Company (“DTC”) account, as the case may be. If fewer than all of the Warrant Shares purchasable under the Warrant are purchased, the Company will, upon such partial exercise, execute and deliver to the Holder a new Warrant (dated as of the Issue Date), in the same form and tenor as this Warrant, evidencing that portion of the Warrant not exercised.
(d)          Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise (provided that the transfer agent is participating in the DTC Fast Automated Securities Transfer program and provided further that the Holder provides the transfer agent with information required in order to issue such Warrant Shares to the Holder electronically), upon the request of the Holder as set forth in the Notice of Exercise, but only if the Warrant Shares may be issued without restrictive legends, the Company shall cause its transfer agent to electronically transmit, within the Delivery Period, the Warrant Shares issuable upon exercise to the Holder by crediting Holder’s account with DTC through its Deposit Withdrawal Agent Commission system. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(e)          No Fractional Shares.  If a fractional share of Warrant Shares would, but for the provisions of this Section 2(e), be issuable upon exercise of the rights represented by this Warrant, the Company shall (i) round a half share or greater to be delivered to Holder up to the next whole share and (ii) round a less-than-half share to be delivered to Holder down to the nearest whole share.
(f)          Buy-In.  Notwithstanding anything else to the contrary contained herein, in addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the applicable Warrant Shares purchased upon exercise hereof or credit the Holder’s balance account with DTC, as applicable, on or before the end of the Delivery Period (other than a failure caused by any incorrect or incomplete information provided by Holder to the Company hereunder), and if after such date the Holder purchases shares of Common Stock to deliver in satisfaction of a sale by the Holder of Warrant Shares that the Holder anticipated receiving from the Company upon exercise of this Warrant (a “Buy-In”), then the Company shall, within three Business Days after the Holder’s request, (1) pay cash to the Holder the amount by which (x) the Holder’s total purchase price (including commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue, by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored, or deliver to the Holder the number of Warrant Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing the Warrant Shares as required pursuant to the terms hereof.
(g)          No Charge to Holder Upon Issuance.  The issuance of Warrant Shares upon exercise of this Warrant shall be made without charge to Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Shares (other than any transfer taxes resulting from the issuance of Warrant Shares to any person other than Holder).
(h)          Reservation of Shares.  During the Exercise Period, the Company shall reserve and keep available out of its authorized but unissued Common Stock such number of Warrant Shares issuable upon the full exercise of this Warrant. All Warrant Shares which are so issuable shall, when issued and upon the payment of the applicable Exercise Price, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges and not subject to the pre-emptive rights of any holder of Common Stock or any other class or series of stock of the Company. During the Exercise Period, the Company shall not take any action which would cause the number of authorized but unissued Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of this Warrant.
(i)          Limitations on Exercises.  Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable by the Holder hereof to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be exercisable (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock. Notwithstanding anything else set forth herein, in no event shall this Warrant be exercisable by the Holder to the extent that the Holder or any of its affiliates would beneficially own in excess of 19.99% of the number of shares of the Company’s Common Stock outstanding as of the Issue Date unless any issuances in excess of the foregoing limitation are approved by the Company’s common stockholders.
3.          Adjustments in Certain Events.  The number, class, and price of Warrant Shares for which this Warrant may be exercised are subject to adjustment from time to time upon the happening of certain events as follows:
(a)          Subdivisions, Combinations and Other Issuances.  If the outstanding shares of the Company’s Common Stock are divided into a greater number of shares, by forward stock split or otherwise, or a dividend in stock is paid on the Common Stock, then the number of shares of Warrant Shares for which the Warrant is then exercisable will be proportionately increased and the Exercise Price will be proportionately reduced. Conversely, if the outstanding shares of Common Stock are combined into a smaller number of shares of Common Stock, by reverse stock split or otherwise, then the number of Warrant Shares for which the Warrant is then exercisable will be proportionately reduced and the Exercise Price will be proportionately increased. The increases and reductions provided for in this Section 3(a) will be made with the intent and, as nearly as practicable, the effect that neither the percentage of the total equity of the Company obtainable on exercise of the Warrants nor the price payable for such percentage upon such exercise will be affected by any event described in this Section 3(a).
(b)          Merger, Consolidation, Reclassification, Reorganization, Etc.  In case of any change in the Common Stock through merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of all or substantially all the assets of the Company, or other change in the capital structure of the Company, then, as a condition of such change, lawful and adequate provision will be made so that the Holder will have the right thereafter to receive upon the exercise of the Warrant the kind and amount of shares of stock or other securities or property to which he would have been entitled if, immediately prior to such event, he had held the number of Warrant Shares obtainable upon the exercise of the Warrant. In any such case, appropriate adjustment will be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Holder, to the end that the provisions set forth herein will thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of the Warrant. The Company will not permit any change in its capital structure to occur unless the issuer of the shares of stock or other securities to be received by the Holder, if not the Company, agrees to be bound by and comply with the provisions of this Warrant.
(c)          Notice of Record Date, Etc.  In the event the Company shall propose to take any action of the types requiring an adjustment pursuant to this Section 3 or a dissolution, liquidation or winding up of the Company shall be proposed, the Company shall give notice to Holder as provided in Section 5 below, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon the exercise of the Warrant. In the case of any action which will require the fixing of a record date, unless otherwise provided in this Warrant, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.
(d)          Distributions.  If securities of the Company or securities of any subsidiary of the Company are distributed pro rata to holders of Common Stock, such number of securities will be distributed to the Holder or its assignee upon exercise of its rights hereunder as such Holder or assignee would have been entitled to if this Warrant had been exercised prior to the record date for such distribution. The provisions with respect to adjustment of the Common Stock provided in this Section 3 will also apply to the securities to which the Holder or its assignee is entitled under this Section 3(d).
4.          No Rights as a Stockholder.  Except as otherwise provided herein, the Holder will not, by virtue of ownership of the Warrant, be entitled to any rights of a stockholder of the Company but will, upon written request to the Company, be entitled to receive such quarterly or annual reports as the Company distributes to its stockholders.
5.          Registration Rights Agreement.  Upon execution and issuance of this Warrant, the parties hereto shall execute and deliver a Registration Rights Agreement, in the form attached hereto as Attachment II, pursuant to which the Company has agreed to provide certain registration rights with respect to the shares of Common Stock issuable upon exercise of this Warrant under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.
6.          Notices; Adjustments.
(i)          All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (iii) two (2) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company or to Holder, as applicable, at the respective addresses set forth on the signature page to the Subscription Agreement or at such other address(es) as they may designate, respectively, by ten (10) days advance written notice to the other party hereto.
(ii)          Upon the occurrence of any adjustments pursuant to Section 3 hereof, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.
7.          Non-Circumvention.  The Company hereby covenants and agrees that the Company will not, by amendment of its articles of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be reasonably required to protect the rights of the Holder.

8.          Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles, and notwithstanding the fact that one or more counterparts hereof may be executed outside of the state, or one or more of the obligations of the parties hereunder are to be performed outside of the state.
9.          Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant, having terms and conditions identical to this Warrant, in lieu hereof.
10.          Modification and Waiver. The Warrant and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder of the Warrant.
11.          Successors.  This Warrant shall be binding and inure to the benefit of the parties and their respective successors and assigns hereunder; provided that this Warrant may be assigned by Holder only in compliance with the conditions specified in and in accordance with all of the terms of this Warrant.  This Warrant does not create and shall not be construed as creating any rights enforceable by any other person or corporation.
12.          Headings.  The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.
13.          Saturdays, Sundays, Holidays.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of California, then such action may be taken or such right may be exercised on the next succeeding day that is not a legal holiday.
14.          Severability.  If any provision of this Warrant shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Warrant.
15.          Execution and Counterparts.  This Warrant may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument. Any one of such counterparts shall be sufficient for the purpose of proving the existence and terms of this Warrant, and no party shall be required to produce an original or all of such counterparts in making such proof.
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IN WITNESS WHEREOF, each of the Company and Holder has caused this Warrant to be executed and delivered as of the Issue Date by an officer thereunto duly authorized.
ROYALE ENERGY, INC.

By:

Name:

Title:

Purchaser represents as a condition of issuance of this Warrant that:
•	Purchaser is an “accredited investor” as that term is defined in Rule 501 promulgated by the U.S. Securities and Exchange Commission, and

•	Purchaser is acquiring this Warrant solely for the account of the Purchaser, for investment, and not with a view to or for the resale, distribution, subdivision or fractionalization thereof.

•
The undersigned understands that this warrant is, and the common stock issuable pursuant to exercise of the warrant will be, “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission (the “Commission”) provide in substance that the undersigned may dispose of the Securities only pursuant to an effective registration statement under the Securities Act or an exemption therefrom.

Acknowledged and Agreed to as of the Issue Date:
CIC RMX LP

By:  CIC IV GP LLC,
Its General Partner

By:
Name:
Title:  Manager
Signature Page to Warrant

ATTACHMENT I
NOTICE OF EXERCISE
ROYALE ENERGY, INC.

 Attention: __________________
The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant issued by Royale Energy, Inc. as of March 29, 2018, and held by the undersigned, the original of which is attached hereto, and (check the applicable box):
☐	Tenders herewith payment of the Exercise Price in the form of cash, via wire transfer of immediately available funds, in the amount of $____________ for _________ shares of Common Stock.
☐	Elects the cashless exercise option pursuant to Section 2(b) of the Warrant, and accordingly requests delivery of _________ shares of Common Stock, net, pursuant to the following calculation:
X = Y (A – B) / A
(       ) =  (_____) [(_____) – (_____)] / (_____)
Where
X =          the number of Warrant Shares to be issued to the Holder pursuant to this cashless exercise;

Y =          the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise;

A =          the Fair Market Value (as defined below) of one Warrant Share at the time the cashless exercise election is made; and

B =          the Exercise Price then in effect at the time of such exercise.

☐           If this box is checked, as long as the Company’s transfer agent participates in the DTC Fast Automated Securities Transfer program (“FAST”), and except as otherwise provided in the next following sentence, the Company shall effect delivery of the shares of Common Stock to the Holder by crediting to the account of the Holder or its nominee at DTC (as specified in this Exercise Notice) with the number of shares of Common Stock required to be delivered. In the event that the Company’s transfer agent is not a participant in FAST, or if the shares of Common Stock are not otherwise eligible for delivery through FAST, the Company shall effect delivery of the shares of Common Stock by delivering to Holder or its nominee physical certificates representing such shares.
Notice of Exercise

Information for Delivery of uncertificated Shares by DWAC:

Account Number:
Account Name:
DTC Number:

HOLDER:

Name:
 Title:
Date:

ATTACHMENT II
REGISTRATION RIGHTS AGREEMENT